EXHIBIT 99.1
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NEWS
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

AT SCHAWK, INC.:
JAMES J. PATTERSON
SR. VP AND CFO,
847-827-9494
JPATTERSON@SCHAWK.COM

AT THE FINANCIAL RELATIONS BOARD:
NORHA LEE                          LAURA KUHLMANN
GENERAL INQUIRES                   MEDIA INQUIRIES
312-640-6689                       312-640-6727

             SCHAWK, INC. ANNOUNCES OFFER TO ACQUIRE WACE GROUP, PLC
     WACE BOARD OF DIRECTORS RECOMMENDS ITS SHAREHOLDERS ACCEPT SCHAWK OFFER

DES PLAINES, IL, - JANUARY 28, 1999--SCHAWK, INC. (NYSE: SGK), North America's leading digital imaging services company for consumer products, today announced its offer to buy Wace Group, Plc, the largest European based international provider of high-quality imaging services for the advertising, promotional and consumer products packaging markets. The total consideration of the offer is US $156 million in cash and notes for 100 percent of the outstanding common and preferred stock of Wace. Wace's Board of Directors has recommended to its shareholders that they accept Schawk's offer.

Commenting on the offer, David A. Schawk, President and C.E.O. of Schawk, stated, "We are extremely optimistic about the possibilities this may bring to Schawk, Wace, our client base and our shareholders. Wace has a premier client base, both in North America and Europe, and generates approximately US $225 million in annual revenues from continuing operations. In addition, 60 percent of its annual revenue is generated in the U.S."

"We believe we can enhance shareholder value by merging these complementary businesses. Schawk is recognized as a global leader in the consumer products packaging market with a strong presence in agency and promotional industries in North America, and Wace is recognized as a global leader in the agency and promotion markets with a strong complementary presence in the packaging industry primarily in the U.K. and Europe. The transaction would increase our global capabilities and would enhance our leadership positions in the markets we serve. Additionally, it will allow us to build our revenues and earnings," concluded Schawk.

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Derek Ashley, Chief Executive Officer of Wace, commented, "We have known the
Schawk organization for some time. There is a high degree of mutual respect between the companies and in particular, among senior management. We share much of the same commitment to the markets we serve, and to our respective client bases. Together, Wace and Schawk will be better able to address the increasingly demanding requirements of these clients, and we anticipate further expansion as a single dynamic enterprise."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of electronic digitized high resolution color imaging, database management and on-site facility management, as well as related prepress and digital archiving and distribution services. Schawk provides advance technology services for the food, beverage and consumer products packaging, advertising and promotional markets. Schawk, Inc. can be reached on the Internet at http://www.schawk.com.

Wace Group Plc, the largest European based graphic imaging business, provides a wide range of high quality imaging services including digital imaging, animation, digital photographic services, outsourced image management and integrated media management. Its clients are predominantly advertising agencies and multinational corporations. Wace Group provides it services throughout Europe and the United States.

Any statement contained herein regarding Schawk, Inc.'s expectations for future revenue and profit growth, and business acquisitions constitute forward-looking statements within the meaning of the U.S. securities laws and are subject to the safe harbor created thereby. Although the company believes that the expectations reflected herein are reasonable, it can give no assurance that such expectations will prove to be correct.

          FOR MORE INFORMATION REGARDING SCHAWK, INC., FREE OF CHARGE,
                      DIAL 1-800-PRO-INFO AND ENTER "SGK."





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